Exhibit 5.1

Dykema Gossett PLLC 111 E. Kilbourn Ave. Suite 1050 Milwaukee, WI 53202 www.dykema.com Tel: 414-488-7300

November 13, 2025

Board of Directors

Scienture Holdings, Inc.

20 Austin Blvd.

Commack, NY 11725

RE: Registration Statement on Form S-3 (File No. 333-289198)

Board of Directors:

We have acted as counsel to Scienture Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing with the U.S. Securities and Exchange Commission, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of the above-referenced Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”), the base prospectus declared effective on August 8, 2025 (the “Base Prospectus”), and the prospectus supplements dated September 19, 2025, October 24, 2025, and November 7, 2025, respectively (the “Prospectus Supplements” and together with the Base Prospectus, the “Prospectus”) relating to the proposed offering by the Company of up to an additional $150 million shares of the Company’s common stock, par value $0.00001 per share (the “Shares”). We understand that the Shares are being offered and sold by the Company through Maxim Group LLC as sales agent (the “Manager”), pursuant to an Equity Distribution Agreement dated September 19, 2025, by and between the Manager and the Company (the “Sales Agreement”).

In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the preparation and filing of the Registration Statement, the Base Prospectus, the Prospectus Supplements, the negotiation and execution of the Sales Agreement, and the authorization, issuance and sale of the Shares.

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise, of such corporate records, organizational and governing documents, agreements, instruments, certificates of public officials or of officers or other representatives of the Company, the Registration Statement (including any exhibits thereto), and such other documents as we have deemed appropriate, relevant, or necessary as a basis for the opinions set forth below. We have also reviewed such questions of law as we have deemed necessary or appropriate. In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including by facsimile or other electronic transmission). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion is limited to the General Corporation Law of the State of Delaware (the “DGCL”) as currently in effect. We express no opinion herein as to any other statutes, rules or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules or regulations may have on the opinions expressed herein).

Based on the foregoing we are of the opinion that, following (i) authorization by the Company’s Board of Directors or a duly authorized pricing committee thereof, within the limitations established by resolutions duly adopted by the Board of Directors, of the terms pursuant to which the Shares may be sold pursuant to the Sales Agreement, (ii) issuance of the Shares pursuant to placement instructions under the Sales Agreement, consistent with the terms authorized in the above-mentioned resolutions of the Board of Directors or a duly authorized pricing committee thereof, and (iii) receipt by the Company of the proceeds for the Shares sold pursuant to such terms and such placement instructions, the Shares will be duly authorized, and when the Shares have been issued and sold in the manner described in the Registration Statement, the Prospectus Supplements, and the Sales Agreement, the Shares will be validly issued, fully paid and non-assessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Dykema Gossett PLLC

Dykema Gossett PLLC